Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated August 25, 2007, accompanying the consolidated financial statements, schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Energy Conversion Devices, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Conversion Devices, Inc. on Form S-8 (File No. 333-142061, effective April 12, 2007, File No. 333-84398, effective March 15, 2002 and File No. 33-92918, effective May 31, 1995).

Southfield, Michigan

August 25, 2007

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